EXHIBIT 11

            JONES APPAREL GROUP, INC. AND SUBSIDIARIES

       Computation of Basic and Diluted Earnings per Share
             (In thousands except per share amounts)


                                       For the Year Ended December 31,
                                       -------------------------------
                                            1997       1996    1995<F1>
                                         -------    -------    -------
Basic Earnings per Share:
-------------------------
Net income...........................   $121,725    $80,874    $63,485
                                        ========    =======    =======

Weighted average number of shares
outstanding..........................     51,899     52,333     52,130
                                        ========    =======    =======

Basic earnings per share.............      $2.35      $1.55      $1.22
                                        ========    =======    =======


Diluted Earnings per Share:
---------------------------
Net income...........................   $121,725    $80,874    $63,485
                                        ========    =======    =======

Weighted average number of shares
outstanding..........................     51,899     52,333     52,130

Assumed issuances under exercise
of stock options.....................      2,006      1,318        894
                                        --------    -------    -------

                                          53,905     53,651     53,024
                                        ========    =======    =======

Diluted earnings per share...........      $2.26      $1.51      $1.20
                                        ========    =======    =======


<F1> Adjusted for 2-for-1 stock split effective October 2, 1996.